Exhibit 23.3

Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Era Group Inc. 2012 Share Incentive Plan of our report dated February 6, 2012, with respect to the consolidated financial statements of Dart Helicopter Services, LLC as of July 31, 2011, and December 31, 2010 and 2009 and for the seven months ended July 31, 2011, and the years ended December 31, 2010 and 2009 included in the Era Group Inc. Form 10 (No. 001-35701), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
January 25, 2013